Exhibit 10.79

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made this 16th day of October, 2001 (the Effective Date”), by and between Thomas Najarian, M.D., an individual with a principal place of business at 2280 Sunset Drive, Suite D, Osos, CA 93402 (“Assignor”), and VIVUS, Inc., a company incorporated under the laws of Delaware, having its principal place of business at 1172 Castro Street, Mountain View, California 94040 (“Assignee”), collectively, the “Parties.”

Whereas, Assignor is the owner of that certain Invention as defined below; and

Whereas, Assignee is desirous of acquiring all title, right, interest, benefits and privileges to the Invention, all inventive subject matter, and all materials embodying the certain invention;

Now, therefore, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree and act as follows:

1.                                       For purposes of this Agreement, “Invention” means a novel therapy for treating obesity and other disorders, comprising treating a subject with a therapeutically effective amount of a combination of a sympathomimetic agent and an anticonvulsant agent, including, without limitation, those inventions described and/or embodied in the following: all notes, records, data, reports, and the “Patent Applications”, attached hereto as Exhibit 1, related to the combined use of a sympathomimetic agent and an anticonvulsant agent for the treatment of obesity and other disorders.

2.                                       Assignor hereby, irrevocably and without reservation:

2.1                                 Assigns, sells, transfers and conveys to Assignee all right, title and interest in and to:

(i)                                     the Invention;

(ii)                                  any U.S. patent applications filed that disclose or claim the Invention, including the U.S. Patent Applications, any divisional, continuation and continuation-in-part applications thereof, any new U.S patent applications related thereto, and any U.S. patents issuing on the foregoing applications, including reissued and re-examined versions thereof;

(iii)                               any non-U.S. patent applications filed that disclose or claim the Invention, including the non-U.S. Patent Applications, divisional and other later-filed non-U.S. applications, whether or not claiming priority or otherwise related to the U.S. patent applications referenced in (ii) above; and any non-U.S. patents issuing on the foregoing non-U.S. patent applications.

2.2                                 Assignee shall have the right, but not the obligation, either on its own or through a third party (a “Licensee”) to commercially exploit the Invention embodied within the Patent Rights, including without limitation the development and commericialization of Products within the Patent Rights.  “Patent Rights” shall mean any U.S. or foreign patents issued or pending pursuant to Sections 2.1 (ii) and (iii) above.  In the event that Assignee decides in its sole discretion not to commercially exploit the Invention embodied within the Patent Rights, Assignee agrees to take all reasonable steps necessary to assign its rights to the Invention back to Assignor, including all patents and patent applications within the Patent Rights.  In such event, this Agreement shall terminate as of the date of such decision, and Assignee shall have no further obligations to Assignor except as set forth in this Section 2.2.

2.3                                 Assignor hereby warrants and represents that (i) it has not entered into and will not enter into any assignment, contract or understanding in conflict herewith, (ii) the Patent Applications include all patents and pending patent applications related to the Invention, and (iii) that there are no threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Invention, such patents and patent applications.  Assignor agrees that Assignee has provided to Assignor full consideration for the assignment made herein.

2.4                                 The terms and covenants of this Agreement shall inure to the benefit of Assignee, its successors, assigns and other legal representatives, and shall be binding upon Assignor, his heirs, legal representatives and assigns.

3.                                       Assignee agrees to pay Assignor, upon the specified event below, the following non refundable payments:

3.1                                 Twenty Thousand United States Dollars ($20,000.00) and 10,000 options to purchase VIVUS Common Stock pursuant to Assignee’s 1991 Incentive Stock Plan or any successor plan thereto (the “Stock Plan”), attached hereto as Exhibit 2, and in the form of the Stock Option Agreement (the “Stock Agreement”), attached hereto as Exhibit 3, upon execution of this Agreement.

3.2                                 Fifty Thousand United States Dollars ($50,000.00) and 10,000 options to purchase VIVUS Common Stock pursuant to the Stock Plan, and in the form of the Stock Agreement upon the issuance of a U.S. patent (“Issued U.S. Patent”) by the United States Patent and Trademark Office (“USPTO”) deriving from or claiming priority to any of the U.S. Patent Applications with claims that are substantially the same as those claims included in the Patent Applications, and the occurrence of at least one of the following events:

(i)                                     Any and all U.S. patent applications claiming priority to International Application No. PCT/US00/04187, filed February 18, 2000, listing the inventor as Susan McElroy (the “McElroy Applications”), are either (i) issued by the USPTO with no claims that interfere, overlap or otherwise conflict with the claims in the Issued U.S. Patent above and/or affect Assignee’s freedom to operate with respect to the Invention, or (ii) abandoned.

(ii)                                  Assignor provides Assignee with evidence that demonstrates to Assignee’s satisfaction that Assignor was the original and first inventor of the subject matter claimed in the Issued U.S. Patent above, thereby providing priority to such patent in the USPTO over any other patents or patent applications in the U.S. claiming the subject matter, including the McElroy Applications.

3.3                                 One Hundred Fifty Thousand United States Dollars ($150,000.00) and 20,000 options to purchase VIVUS Common Stock pursuant the Stock Plan, and in the form of the Stock Agreement, upon the completion of a well-controlled clinical study designed and performed by Assignee or a Licensee that demonstrates in a statistically significant manner that the combination of the sympathomimetic agent and the anticonvulsant agent tested in such study has (i) greater efficacy and similar safety than either treatment alone, or (ii) similar efficacy and greater safety than either treatment alone; and

3.4                                 One Million United States Dollars ($1,000,000.00) and 20,000 options to purchase VIVUS Common Stock pursuant to the Stock Plan, and in the form of the Stock Agreement, upon the receipt of marketing approval by Assignee or a Licensee for a Product (as defined below) in the United States by the Food and Drug Administration.

4.                                       In addition, Assignee agrees to pay Assignor the following royalties on annual Net Sales of Products as follows:

4.1                                 *** percent (***%) of Net Sales up to $300 million U.S. dollars;

4.2                                 *** percent (***%) of Net Sales greater than $300 million up to $600 million U.S. dollars;

4.3                                 *** percent (***%) of Net Sales greater than $600 million up to $900 million U.S. dollars; and

4.4                                 *** percent (***%) of Net Sales greater than $900 million U.S. dollars.

“Net Sales” shall mean the net revenue received by Assignee on worldwide sales of a Product calculated in accordance with Generally Acceptable Accounting Principles in the United States consistently applied.

“Product” shall mean an approved pharmaceutical product utilizing a combination of a sympathomimetic agent and an anticonvulsant agent for the treatment of obesity, the sale of which would infringe upon a Valid Claim.

“Valid Claim” shall mean on a country-by-country basis (i) a claim of an issued and unexpired patent within the Patent Rights, which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise; or (ii) a claim of a pending patent application within the Patent Rights.

5.                                       Notwithstanding the provisions of Article 4 above, if by reason of Assignor’s action or failure to act causes Assignee to not be the exclusive assignee of any portion of the Invention, then the royalties to be paid to Assignor by Assignee shall be reduced to zero percent (0.0%) of Net Sales of Products.

*** Certain information has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.                                       The remittance of royalties payable on Net Sales of Product will be payable to Assignor or his heir apparent in United States Dollars. Any tax required to be withheld by Assignee or any affiliate of Assignee under the laws of any country for the account of Assignor shall be promptly paid by Assignee or said affiliate for and on behalf of Assignor to the appropriate governmental authority.  Assignee or said affiliate shall furnish Assignor with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority to enable Assignor to support a claim for income tax credit in respect of any sum so withheld.  Any such tax required to be withheld shall be an expense of and borne solely by Assignor.

7.                                       Assignee shall keep complete and accurate records of Net Sales of Product with respect to which a royalty is payable by Assignee according to this Agreement.  Within sixty (60) days following each quarterly period of a calendar year after the date on which royalties are due under this Agreement, Assignee shall render to Assignor a written report setting forth the Net Sales of Products and the royalty due and payable.  Assignee shall, upon rendering such report, remit to Assignor the amount of royalty shown thereby to be due.

8.                                       If a patent or patents of a third party in any country should exist during the term of Assignee’s obligation to pay royalties pursuant to Section 4 of this Agreement covering the manufacture, use or sale of a Product, and if it should prove in Assignee’s reasonable judgment impractical or impossible for Assignee or any affiliate or licensor of Assignee to continue the activity or activities assigned hereunder without obtaining a royalty-bearing license from such third party under such patent or patents in said country, then Assignee shall be entitled to a credit against the payments due hereunder of an amount equal to the royalty paid to such third party, not to exceed fifty percent (50%) of the royalty payment due under Section 4 of this Agreement, arising from the manufacture, use, or sale of Product in said country.

9.                                       If at any time and from time to time a third party in any country shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture or use or sell any Product with respect to which royalties shall be payable pursuant to Article 4 above, then Assignee shall be entitled to reduce its royalty obligation in such country to an amount equal to the royalty paid by such third party under such compulsory license.  In the event that Assignee reduces the royalty on Net Sales due to such compulsory licenses, then the Assignee shall provide copies of all such compulsory licenses to Assignor.

10.                                 The obligation to pay royalties to Assignor pursuant to Article 4 will terminate on a country-by-country basis upon the expiration of the last to expire Valid Claim with respect to such country.  Assignee’s obligation to pay royalties pursuant to Section 4 above is imposed only once with respect to each unit of Product sold.  No more than one payment shall be due with respect to the sale of a particular Product.

11.                                 In the event that Assignee assigns, licenses or sells the Patent Rights to a third party in a transaction that includes cash payments paid by such third party to Assignee and does not include any obligation for such third party to pay royalties to Assignee for Product sales, then

Assignee shall pay to Assignor an amount equal to five percent (5%) of such cash payments received from such third party.

12.                                 Assignor agrees to assist Assignee, or its designee, at the Assignee’s expense, in every proper way to secure or enforce the Assignee’s rights in the Invention and any patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Assignee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Assignee shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Assignee, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions and any patents, or other intellectual property rights relating thereto.

13.                                 This Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles.  The parties to this Agreement expressly agree to submit to the jurisdiction and venue of either the Federal or state courts in Santa Clara County, California, as appropriate, as to any legal action brought to enforce, interpret or receive damages for breach of this Agreement and further agree that any such action shall be filed with said court.  This document contains the entire Agreement between the parties with respect to the subject matter hereof.  Any failure to enforce any provision of the Agreement shall not constitute a waiver thereof or of any other provision.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then such provision shall be eliminated or limited to the extent required by applicable law and this Agreement, as so modified, shall remain enforceable in accordance with its terms.

14.                                 Except as required by law, neither party shall make any public announcement, statement, response to questions or other disclosure concerning this Agreement nor the terms nor the subject matter hereof without the prior written consent of the other party.

15.                                 This Agreement has been prepared jointly and shall NOT be strictly construed against neither party.

16.                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, to be effective on the date first given above.

VIVUS, Inc., Assignee		Thomas Najarian, M.D., Assignor

By:	/s/ Leland F. Wilson	By:	/s/ Thomas Najarian, M.D.

Title:	President & CEO	Title:	M.D.

Date:	10/18/01	Date:	10/16/01

EXHIBIT 1

Patent Applications

•                                          U.S. Serial No. 60/139,022 filed with the United States Patent & Trademark Office on June 14, 1999 as a provisional application for “Combination Therapy for Effecting Weight Loss and Treating Obesity” (expired), by inventor Thomas Najarian.

•                                          U.S. Serial No. 60/178,563 filed with the United States Patent & Trademark Office on January 26, 2000 as a provisional application “Combination Therapy for Effecting Weight Loss and Treating Obesity” (expired), by inventor Thomas Najarian.

•                                          U.S. Serial No. 60/181,265 filed with the United States Patent & Trademark Office on February 9, 2000 as a provisional application “Combination Therapy for Effecting Weight Loss and Treating Obesity” (expired), by inventor Thomas Najarian.

•                                          U.S. Serial No. 09/593,555 filed with the United States Patent & Trademark Office on June 14, 2000 as a utility application “Combination Therapy for Effecting Weight Loss and Treating Obesity” (pending), by inventor Thomas Najarian, claiming priority to the provisional applications shown above (U.S. Serial No. 60/139,022, U.S. Serial No. 60/178,563 and U.S. Serial No. 60/181,265).

•                                          PCT Application No. PCT/US00/16434, filed on June 14, 2000, entitled “Combination Therapy for Effecting Weight Loss and Treating Obesity” (pending), published under International Publication No. WO 00/76493 on December 21, 2000 and claiming priority to the provisional applications shown above (U.S. Serial No. 60/139,022, U.S. Serial No. 60/178,563 and U.S. Serial No. 60/181,265).

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